Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

New Jersey Resources Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Notes #	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
1	Equity	Common Stock, par value $2.50 per share, reserved for issuance pursuant to the Registrant's 2026 Stock Award and Incentive Plan	Rule 457(h)	3,551,232	$47.52	$168,754,544.64	0.00013810	$23,305.00

	Total Offering Amounts					$168,754,544.64		$23,305.00
	Total Fee Offsets							-
	Net Fee Due							$23,305.00
1
Consists of shares of common stock $2.50 par value per share (“Common Stock”) of New Jersey Resources Corporation (the “Registrant”) reserved for issuance under the New Jersey Resources Corporation 2026 Stock Award and Incentive Plan, as amended (the “Plan”). in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments,

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on January 15, 2026 (rounded to the nearest cent).